Exhibit 99.1

Camping World Holdings, Inc. Reports Strong 2022 Results

LINCOLNSHIRE, IL – February 21, 2023 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (the “Company” or “CWH”), America’s Recreation Dealer, today reported results for the fourth quarter and full year ended December 31, 2022.

Marcus Lemonis, Chairman and CEO of Camping World Holdings, Inc. stated, “The last several years of strong performance has bolstered our confidence in the long-term prospects of our business. In light of the short-term softening of demand and new vehicle margin compression, we recognized the need for aggressive annualized cost reductions, starting in the fall of 2022. This includes reduced headcount, the elimination or reduction of underperforming assets, locations, and business lines, while enhancing the wages and benefits of our employees.”

Full Year-over-Year Operating Highlights

●	Revenue was $7.0 billion, an increase of $53.3 million, or 0.8%.
●	Used vehicle revenue was a record $1.9 billion, an increase of $191.4 million, or 11.3%, while new vehicle revenue declined $71.4 million, or 2.2%. Used vehicle unit sales were a record 51,325 units, an increase of 2,387 units, or 4.9%, while new vehicle unit sales were 70,429 units, a decrease of 7,348 units, or 9.4%.
●	Same store used vehicle unit sales increased slightly by 0.1%, while same store new vehicle unit sales decreased 13.6%.
●	Gross profit was $2.3 billion, a decrease of $194.0 million, or 7.9%. Total gross margin was 32.5%, a decrease of 306 basis points driven primarily by the higher cost of new vehicles, which was partially offset by the higher average selling price of new vehicles. Used vehicle gross margin decreased to a lesser extent.
●	Floor plan interest expense was $42.0 million, an increase of $27.9 million, or 197.9%, as a result of the rise in interest rates and the increased average principal balance from higher new vehicle costs, higher borrowings on used vehicles, and relief from the new vehicle supply constraints that existed during much of 2021.
●	Net income was $351.0 million, a decrease of $291.0 million, or 45.3%.
●	Diluted earnings per share of Class A common stock was $3.22 in 2022 versus $6.07 in 2021. Adjusted earnings per share - diluted(1) of Class A common stock was $4.17 in 2022 versus $6.88 in 2021.
●	Adjusted EBITDA(1) was $653.4 million, a decrease of $288.7 million, or 30.6%.
●	New and used vehicle inventories were $1.9 billion, an increase of $360.1 million. This increase was driven primarily by higher new vehicle unit costs, an additional 14 dealership locations, restocking to normalized levels of new vehicles and, to a lesser extent, the strategic growth of our used vehicle business.
●	The Company paid an annualized cash dividend of $2.50 per share of Class A common stock, an increase of $1.02 per share of Class A common stock.

Fourth Quarter-over-Quarter Operating Highlights

●	Revenue was $1.3 billion, a decrease of $97.3 million, or 7.1%.

●	Used vehicle revenue was $392.6 million for the fourth quarter, a decrease of $19.7 million, or 4.8%, and new vehicle revenue declined $72.6 million, or 13.1%. Used vehicle unit sales were 10,334 units for the fourth quarter, a decrease of 335 units, or 3.1%.
●	Same store used vehicle unit sales decreased 7.6% for the fourth quarter, and same store new vehicle unit sales decreased 14.1%.
●	Gross profit was $391.6 million, a decrease of $93.0 million, or 19.2%. Total gross margin was 30.6%, a decrease of 459 basis points driven primarily by the higher cost of new vehicles and the lower average selling price of new vehicles. Used vehicle and products, service and other gross margins decreased to a lesser extent. The products, service and other gross margins declined primarily from clearance and discounting on certain product categories to reduce our retail inventory levels and supply chain costs.
●	Floor plan interest expense was $17.5 million, an increase of $13.3 million, or 315.6%, as a result of the rise in interest rates and the increased average principal balance from higher new vehicle costs, higher borrowings on used vehicles, and relief from the new vehicle supply constraints that existed during much of 2021.
●	At or around December 31, 2022, the Company completed the conversion of certain subsidiaries to limited liability companies resulting in income tax expense of $28.4 million, which was primarily for the write-off of deferred tax assets, net of the release of valuation allowance. The Company expects this conversion will reduce its ongoing income tax expense and reduce its ongoing tax distribution requirements.
●	Net loss was $57.2 million, a decrease of income of $116.5 million, or 196.5%.
●	Diluted loss per share of Class A common stock was $0.79 in 2022 versus diluted earnings per share of Class A common stock of $0.54 in 2021. Adjusted loss per share - diluted(1) of Class A common stock was $0.20 in 2022 versus adjusted earnings per share – diluted(1) of Class A common stock of $0.90 in 2021.
●	Adjusted EBITDA(1) was $20.2 million, a decrease of $111.3 million, or 84.6%.

________________________

(1)

Adjusted (loss) earnings per share – diluted and adjusted EBITDA are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth quarter and fiscal year 2022 financial results is scheduled for February 22, 2023, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-877-407-9039 (international callers please dial 1-201-689-8470) and using conference ID# 13735202. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. The Company’s position as sole managing member of CWGS, LLC includes periods where the Company has held a minority economic interest in CWGS, LLC. As of December 31, 2022, the Company owned 50.2% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is America’s largest retailer of RVs and related products and services. Our vision is to build a long-term legacy business that makes RVing fun and easy, and our Camping World and Good Sam brands have been serving RV consumers since 1966. We strive to build long-term value for our customers, employees, and shareholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly-trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of programs and services uniquely enables us to connect with our customers as stewards of the RV enthusiast community and the RV lifestyle. With RV sales and service locations in 42 states, Camping World has grown to become the prime destination for everything RV.

For more information, please visit http://www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic trends, expected impact of the subsidiary conversions on our ongoing income tax expense and tax distribution requirements, our business plans and goals, the strength of our business, our long-term plan, the Company’s strategic focuses including growing its used RV business, anticipated cost reduction initiatives including headcount reductions and the elimination of or reduction of underperforming assets, locations, and business lines, anticipated cost savings from cost reduction initiatives, enhancements of wages and benefits of employees, and future financial results. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic, which has had, and could have in the future, certain negative impacts on our business; risks related to the cybersecurity incident announced in February 2022; our ability to execute and achieve the expected benefits of our 2019 Strategic Shift; the availability of financing to us and our customers; fuel shortages or high prices for fuel; the success of our manufacturers; general economic conditions in our markets; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our reliance on our fulfillment and distribution centers; natural disasters, including epidemic outbreaks; risks associated with selling goods manufactured abroad; our dependence on our relationships with third party suppliers and lending institutions; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed for the year ended December 31, 2022 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

In addition, this press release references projected annualized dividend payments. Future declarations of quarterly dividends are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS Enterprises, LLC, its business prospects and other factors that Camping World’s Board of Directors may deem relevant.

We intend to use our official Facebook, Twitter, and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Good Sam Services and Plans	$47,624	$46,368	$192,128	$180,722
RV and Outdoor Retail
New vehicles	481,754	554,397	3,228,077	3,299,454
Used vehicles	392,623	412,273	1,877,601	1,686,217
Products, service and other	237,300	238,236	999,214	1,100,942
Finance and insurance, net	109,535	114,757	623,456	598,475
Good Sam Club	11,467	11,561	46,537	47,944
Subtotal	1,232,679	1,331,224	6,774,885	6,733,032
Total revenue	1,280,303	1,377,592	6,967,013	6,913,754
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	17,434	19,636	71,966	72,877
RV and Outdoor Retail
New vehicles	404,616	409,272	2,576,276	2,423,478
Used vehicles	302,177	312,920	1,418,053	1,247,794
Products, service and other	163,330	149,532	631,010	706,074
Good Sam Club	1,145	1,617	7,424	7,203
Subtotal	871,268	873,341	4,632,763	4,384,549
Total costs applicable to revenue	888,702	892,977	4,704,729	4,457,426

Gross profit:
Good Sam Services and Plans	30,190	26,732	120,162	107,845
RV and Outdoor Retail
New vehicles	77,138	145,125	651,801	875,976
Used vehicles	90,446	99,353	459,548	438,423
Products, service and other	73,970	88,704	368,204	394,868
Finance and insurance, net	109,535	114,757	623,456	598,475
Good Sam Club	10,322	9,944	39,113	40,741
Subtotal	361,411	457,883	2,142,122	2,348,483
Total gross profit	391,601	484,615	2,262,284	2,456,328

Operating expenses:
Selling, general, and administrative	361,444	379,941	1,606,984	1,573,609
Debt restructure expense	—	3,023	—	12,078
Depreciation and amortization	18,935	17,121	80,304	66,418
Long-lived asset impairment	726	1,646	4,231	3,044
Lease termination	492	126	1,614	2,211
Loss (gain) on sale or disposal of assets	232	(583)	622	(576)
Total operating expenses	381,829	401,274	1,693,755	1,656,784
Income from operations	9,772	83,341	568,529	799,544
Other expense:
Floor plan interest expense	(17,548)	(4,222)	(42,031)	(14,108)
Other interest expense, net	(25,983)	(11,650)	(75,745)	(46,912)
Loss on debt restructure	—	—	—	(1,390)
Tax Receivable Agreement liability adjustment	114	707	114	(2,813)
Other expense, net	(280)	(45)	(752)	(122)
Total other expense	(43,697)	(15,210)	(118,414)	(65,345)
(Loss) income before income taxes	(33,925)	68,131	450,115	734,199
Income tax expense	(23,276)	(8,865)	(99,084)	(92,124)
Net (loss) income	(57,201)	59,266	351,031	642,075
Less: net (loss) income attributable to non-controlling interests	23,981	(32,018)	(214,084)	(363,614)
Net (loss) income attributable to Camping World Holdings, Inc.	$(33,220)	$27,248	$136,947	$278,461

(Loss) earnings per share of Class A common stock:
Basic	$(0.79)	$0.61	$3.23	$6.19
Diluted	$(0.79)	$0.54	$3.22	$6.07
Weighted average shares of Class A common stock outstanding:
Basic	42,287	44,820	42,386	45,009
Diluted	42,287	88,566	42,854	89,762

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data

	Three Months Ended December 31,		Increase		Percent
	2022	2021	(decrease)		Change
Unit sales
New vehicles	10,389	11,415	(1,026)		(9.0%)
Used vehicles	10,334	10,669	(335)		(3.1%)
Total	20,723	22,084	(1,361)		(6.2%)

Average selling price
New vehicles	$46,372	$48,567	$(2,196)		(4.5%)
Used vehicles	$37,993	$38,642	$(649)		(1.7%)

Same store unit sales(1)
New vehicles	9,244	10,759	(1,515)		(14.1%)
Used vehicles	9,271	10,036	(765)		(7.6%)
Total	18,515	20,795	(2,280)		(11.0%)

Same store revenue(1) ($ in 000's)
New vehicles	$429,983	$521,884	$(91,901)		(17.6%)
Used vehicles	353,130	389,308	(36,178)		(9.3%)
Products, service and other	143,682	147,133	(3,451)		(2.3%)
Finance and insurance, net	98,335	107,752	(9,417)		(8.7%)
Total	$1,025,130	$1,166,077	$(140,947)		(12.1%)

Average gross profit per unit
New vehicles	$7,425	$12,714	$(5,289)		(41.6%)
Used vehicles	$8,752	9,312	$(560)		(6.0%)
Finance and insurance, net per vehicle unit	$5,286	5,196	$89		1.7%
Total vehicle front-end yield(2)	$13,373	16,267	$(2,894)		(17.8%)

Gross margin
Good Sam Services and Plans	63.4%	57.7%	574	bps
New vehicles	16.0%	26.2%	(1,017)	bps
Used vehicles	23.0%	24.1%	(106)	bps
Products, service and other	31.2%	37.2%	(606)	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	90.0%	86.0%	400	bps
Subtotal RV and Outdoor Retail	29.3%	34.4%	(508)	bps
Total gross margin	30.6%	35.2%	(459)	bps

Inventories ($ in 000's)
New vehicles	$1,411,016	$1,108,836	$302,180		27.3%
Used vehicles	464,311	406,398	57,913		14.3%
Products, parts, accessories and misc.	247,906	277,631	(29,725)		(10.7%)
Total RV and Outdoor Retail inventories	$2,123,233	$1,792,865	$330,368		18.4%

Vehicle inventory per location ($ in 000's)
New vehicle inventory per dealer location	$7,466	$6,336	$1,129		17.8%
Used vehicle inventory per dealer location	$2,457	$2,322	$134		5.8%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.9	3.0	(1.1)		(36.4%)
Used vehicle inventory turnover	3.4	4.0	(0.6)		(15.2%)

Retail locations
RV dealerships	189	175	14		8.0%
RV service & retail centers	7	10	(3)		(30.0%)
Subtotal	196	185	11		5.9%
Other retail stores	1	2	(1)		(50.0%)
Total	197	187	10		5.3%

Other data
Active Customers(4)	5,265,939	5,452,287	(186,348)		(3.4%)
Good Sam Club members	2,026,215	2,124,284	(98,069)		(4.6%)
Service bays (5)	2,693	2,575	118		4.6%
Finance and insurance gross profit as a % of total vehicle revenue	12.5%	11.9%	66	bps	n/a
Same store locations	166	n/a	n/a		n/a

	Year Ended December 31,		Increase		Percent
	2022	2021	(decrease)		Change
Unit sales
New vehicles	70,429	77,777	(7,348)		(9.4%)
Used vehicles	51,325	48,938	2,387		4.9%
Total	121,754	126,715	(4,961)		(3.9%)

Average selling price
New vehicles	$45,834	$42,422	$3,413		8.0%
Used vehicles	$36,583	$34,456	$2,126		6.2%

Same store unit sales(1)
New vehicles	64,075	74,195	(10,120)		(13.6%)
Used vehicles	46,941	46,906	35		0.1%
Total	111,016	121,101	(10,085)		(8.3%)

Same store revenue(1) ($ in 000's)
New vehicles	$2,953,314	$3,150,002	$(196,688)		(6.2%)
Used vehicles	1,732,361	1,621,953	110,408		6.8%
Products, service and other	667,442	771,564	(104,122)		(13.5%)
Finance and insurance, net	572,857	573,293	(436)		(0.1%)
Total	$5,925,974	$6,116,812	$(190,838)		(3.1%)

Average gross profit per unit
New vehicles	$9,255	$11,263	$(2,008)		(17.8%)
Used vehicles	8,954	8,959	(5)		(0.1%)
Finance and insurance, net per vehicle unit	5,121	4,723	398		8.4%
Total vehicle front-end yield(2)	14,248	15,096	(847)		(5.6%)

Gross margin
Good Sam Services and Plans	62.5%	59.7%	287	bps
New vehicles	20.2%	26.5%	(636)	bps
Used vehicles	24.5%	26.0%	(153)	bps
Products, service and other	36.8%	35.9%	98	bps
Finance and insurance, net	100.0%	100.0%	unch.	bps
Good Sam Club	84.0%	85.0%	(93)	bps
Subtotal RV and Outdoor Retail	31.6%	34.9%	(326)	bps
Total gross margin	32.5%	35.5%	(306)	bps

Inventories ($ in 000's)
New vehicles	$1,411,016	$1,108,836	$302,180		27.3%
Used vehicles	464,311	406,398	57,913		14.3%
Products, parts, accessories and misc.	247,906	277,631	(29,725)		(10.7%)
Total RV and Outdoor Retail inventories	$2,123,233	$1,792,865	$330,368		18.4%

Vehicle inventory per location ($ in 000's)
New vehicle inventory per dealer location	$7,466	$6,336	$1,129		17.8%
Used vehicle inventory per dealer location	$2,457	$2,322	$134		5.8%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.9	3.0	(1.1)		(36.4%)
Used vehicle inventory turnover	3.4	4.0	(0.6)		(15.2%)

Retail locations
RV dealerships	189	175	14		8.0%
RV service & retail centers	7	10	(3)		(30.0%)
Subtotal	196	185	11		5.9%
Other retail stores	1	2	(1)		(50.0%)
Total	197	187	10		5.3%

Other data
Active Customers(4)	5,265,939	5,452,287	(186,348)		(3.4%)
Good Sam Club members	2,026,215	2,124,284	(98,069)		(4.6%)
Service bays (5)	2,693	2,575	118		4.6%
Finance and insurance gross profit as a % of total vehicle revenue	12.2%	12.0%	21	bps	n/a
Same store locations	166	n/a	n/a		n/a

(1) Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.

(2) Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.

(3) Inventory turnover calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.

(4) An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

(5) A service bay is a fully-constructed bay dedicated to service, installation, and/or collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Share and Per Share Amounts)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$130,131	$267,332
Contracts in transit	50,349	57,741
Accounts receivable, net	112,411	101,644
Inventories	2,123,858	1,792,865
Prepaid expenses and other assets	66,913	64,295
Total current assets	2,483,662	2,283,877
Property and equipment, net	758,281	599,324
Operating lease assets	742,306	750,876
Deferred tax assets, net	143,226	199,321
Intangible assets, net	20,945	30,970
Goodwill	622,423	483,634
Other assets	29,304	24,927
Total assets	$4,800,147	$4,372,929
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$127,691	$136,757
Accrued liabilities	147,833	189,595
Deferred revenues	95,695	95,467
Current portion of operating lease liabilities	61,745	62,217
Current portion of finance lease liabilities	10,244	4,964
Current portion of Tax Receivable Agreement liability	10,873	11,322
Current portion of long-term debt	25,229	15,822
Notes payable – floor plan, net	1,319,941	1,011,345
Other current liabilities	73,076	70,834
Total current liabilities	1,872,327	1,598,323
Operating lease liabilities, net of current portion	764,835	774,889
Finance lease liabilities, net of current portion	94,216	74,752
Tax Receivable Agreement liability, net of current portion	159,743	171,073
Revolving line of credit	20,885	20,885
Long-term debt, net of current portion	1,484,416	1,377,751
Deferred revenues	70,247	69,024
Other long-term liabilities	85,792	52,338
Total liabilities	4,552,461	4,139,035
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A common stock, par value $0.01 per share – 250,000,000 shares authorized; 47,571,087 issued and 42,440,940 outstanding as of December 31, 2022 and 47,805,259 issued and 44,130,956 outstanding as of December 31, 2021	476	475
Class B common stock, par value $0.0001 per share – 75,000,000 shares authorized; 41,466,964 issued and outstanding as of December 31, 2022; 69,066,445 issued and 41,466,964 outstanding as of December 31, 2021	4	4
Class C common stock, par value $0.0001 per share – one share authorized, issued and outstanding as of December 31, 2022 and 2021	—	—
Additional paid-in capital	106,051	98,113
Treasury stock, at cost; 5,130,147 and 3,390,131 shares as of December 31, 2022 and 2021, respectively	(179,732)	(130,006)
Retained earnings	221,031	189,471
Total stockholders' equity attributable to Camping World Holdings, Inc.	147,830	158,057
Non-controlling interests	99,856	75,837
Total stockholders' equity	247,686	233,894
Total liabilities and stockholders' equity	$4,800,147	$4,372,929

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Year Ended December 31,
	2022	2021

Net cash provided by operating activities	$189,783	$154,004

Investing activities
Purchases of property and equipment	(154,926)	(118,657)
Proceeds from sale of property and equipment	1,623	2,199
Purchase of real property	(55,666)	(129,154)
Proceeds from the sale of real property	7,352	3,635
Purchases of businesses, net of cash acquired	(217,034)	(100,117)
Purchase of other investments	(3,000)	(7,983)
Purchases of intangible assets	(884)	(5,695)
Net cash used in investing activities	(422,535)	(355,772)

Financing activities
Proceeds from long-term debt	127,759	430,698
Payments on long-term debt	(12,322)	(177,948)
Net proceeds on notes payable – floor plan, net	314,061	487,946
Borrowings on revolving line of credit	—	20,000
Payments on revolving line of credit	—	(20,000)
Proceeds from landlord funded construction on finance leases	6,028	—
Payments on finance leases	(5,977)	(2,871)
Proceeds from sale-leaseback arrangement	27,951	—
Payments on sale-leaseback arrangement	(132)	—
Payment of debt issuance costs	(3,181)	(1,925)
Dividends on Class A common stock	(105,387)	(67,176)
Proceeds from exercise of stock options	541	4,111
RSU shares withheld for tax	(11,128)	(12,089)
Stock award shares withheld for tax	—	(7,727)
Repurchases of Class A common stock to treasury stock	(79,757)	(156,256)
Disgorgement of short-swing profits by Section 16 officer	58	—
Distributions to holders of LLC common units	(162,963)	(193,735)
Net cash provided by financing activities	95,551	303,028

(Decrease) increase in cash and cash equivalents	(137,201)	101,260
Cash and cash equivalents at beginning of the period	267,332	166,072
Cash and cash equivalents at end of the period	$130,131	$267,332

Comparison of Certain Trends to Pre-COVID-19 Pandemic Periods

Beginning in the fourth quarter of 2021 and continuing through the fourth quarter of 2022, the Company has experienced sequential decreases in new vehicle gross margin, primarily from the higher cost of new vehicles from the lower industry supply of travel trailers and motorhomes for much of 2021. However, fourth quarter 2022 gross margins were higher than the Company experienced in any of the pre-COVID-19 pandemic periods of 2016 to 2019, which we believe are more typical demand environments than during the COVID-19 pandemic.

Additionally, the percentage of total unit sales relating to used vehicles was significantly higher in the fourth quarter of 2022 compared to the pre-COVID-19 pandemic periods of 2016 to 2019. The Company is continuing to execute on its used vehicle strategy, which differentiates it from the competition with proprietary tools, such as the RV Valuator, focus on the development and retention of its service technician team, and investment in its service bay infrastructure.

The following table presents vehicle gross margin and unit sale mix for the three months ended December 31, 2022 and pre-COVID-19 pandemic periods of the three months ended December 31, 2019, 2018, 2017, and 2016 (unaudited):

	Three Months Ended December 31,
	2022	2019(1)	2018(1)	2017(1)	2016(1)
Gross margin
New vehicles	16.0%	13.1%	11.8%	14.1%	13.4%
Used vehicles	23.0%	19.8%	21.4%	22.0%	21.6%

Unit sales mix
New vehicles	50.1%	57.3%	63.4%	66.3%	60.0%
Used vehicles	49.9%	42.7%	36.6%	33.7%	40.0%

(1) These periods were prior to the COVID-19 Pandemic.

(Loss) Earnings Per Share

Basic (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted (loss) earnings per share of Class A common stock (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2022	2021	2022	2021
Numerator:
Net (loss) income	$(57,201)	$59,266	$351,031	$642,075
Less: net income (loss) attributable to non-controlling interests	23,981	(32,018)	(214,084)	(363,614)
Net (loss) income attributable to Camping World Holdings, Inc. — basic	$(33,220)	$27,248	136,947	278,461
Add: reallocation of net income attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	—	—	938	—
Add: reallocation of net income attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	—	21,001	—	266,381
Net (loss) income attributable to Camping World Holdings, Inc. — diluted	$(33,220)	$48,249	$137,885	$544,842
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	42,287	44,820	42,386	45,009
Dilutive options to purchase Class A common stock	—	127	56	150
Dilutive restricted stock units	—	1,050	412	1,165
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	42,569	—	43,438
Weighted-average shares of Class A common stock outstanding — diluted	42,287	88,566	42,854	89,762

(Loss) earnings per share of Class A common stock — basic	$(0.79)	$0.61	$3.23	$6.19
(Loss) earnings per share of Class A common stock — diluted	$(0.79)	$0.54	$3.22	$6.07

Weighted-average anti-dilutive securities excluded from the computation of diluted (loss) earnings per share of Class A common stock:
Stock options to purchase Class A common stock	244	—	—	—
Restricted stock units	2,822	—	2,146	6
Common units of CWGS, LLC that are convertible into Class A common stock	42,045	—	42,045	—

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, TTM Adjusted EBITDA, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss)Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net (loss) income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the 2019 Strategic Shift, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and TTM Adjusted EBITDA to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
EBITDA and Adjusted EBITDA:
Net (loss) income	$(57,201)	$59,266	$351,031	$642,075
Other interest expense, net	25,983	11,650	75,745	46,912
Depreciation and amortization	18,935	17,121	80,304	66,418
Income tax expense	23,276	8,865	99,084	92,124
Subtotal EBITDA	10,993	96,902	606,164	847,529
Long-lived asset impairment (a)	726	1,646	4,231	3,044
Lease termination (b)	492	126	1,614	2,211
Loss (gain) on sale or disposal of assets, net (c)	232	(583)	622	(576)
Equity-based compensation (d)	6,413	28,867	33,847	47,936
Tax Receivable Agreement liability adjustment (e)	(114)	(707)	(114)	2,813
Restructuring costs (f)	1,478	2,262	7,026	25,701
Loss and expense on debt restructure (g)	—	3,023	—	13,468
Adjusted EBITDA	$20,220	$131,536	$653,390	$942,126

	Three Months Ended December 31,		Year Ended December 31,
(as percentage of total revenue)	2022	2021	2022	2021
Adjusted EBITDA margin:
Net (loss) income margin	(4.5%)	4.3%	5.0%	9.3%
Other interest expense, net	2.0%	0.8%	1.1%	0.7%
Depreciation and amortization	1.5%	1.2%	1.2%	1.0%
Income tax expense	1.8%	0.6%	1.4%	1.3%
Subtotal EBITDA margin	0.9%	7.0%	8.7%	12.3%
Long-lived asset impairment (a)	0.1%	0.1%	0.1%	0.0%
Lease termination (b)	0.0%	0.0%	0.0%	0.0%
Loss (gain) on sale or disposal of assets, net (c)	0.0%	(0.0%)	0.0%	(0.0%)
Equity-based compensation (d)	0.5%	2.1%	0.5%	0.7%
Tax Receivable Agreement liability adjustment (e)	(0.0%)	(0.1%)	(0.0%)	0.0%
Restructuring costs (f)	0.1%	0.2%	0.1%	0.4%
Loss and expense on debt restructure (g)	—	0.2%	—	0.2%
Adjusted EBITDA margin	1.6%	9.5%	9.4%	13.6%
(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment, which includes locations affected by the 2019 Strategic Shift.
(b)

Represents the loss on the termination of operating leases, relating primarily to the 2019 Strategic Shift, resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.

(c)	Represents an adjustment to eliminate the losses and gains on disposals and sales of various assets.
(d)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.
(e)	Represents an adjustment to eliminate the loss (gain) on remeasurement of the Tax Receivable Agreement primarily due to changes in our blended statutory income tax rate.
(f)

Represents restructuring costs relating to our 2019 Strategic Shift. These restructuring costs include one-time employee termination benefits relating to retail store or distribution center closures/divestitures, incremental inventory reserve charges, and other associated costs. These costs exclude lease termination costs, which are presented separately above (see (b) above).

(g)

Represents the loss and expense incurred on debt restructure and financing expenses. For the three months ended December 31, 2021, it comprised of $3.0 million in legal and other expenses related to the existing term loan facility. For the year ended December 31, 2021, it comprised of $0.4 million in extinguishment of the original issue discount, $1.0 million in extinguishment of capitalized finance costs related to the previous term loan facility, and $12.1 million in legal and other expenses related to the existing term loan facility.

Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. and Adjusted (Loss) Earnings Per Share

We define “Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic” as net (loss) income attributable to Camping World Holdings, Inc. adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, equity-based compensation, Tax Receivable Agreement liability adjustment, restructuring costs related to the 2019 Strategic Shift, income tax impact from the conversion of certain subsidiaries, including Camping World, Inc., to limited liability companies (“LLC Conversion”), other unusual or one-time items, the income tax expense effect of these adjustments, and the effect of net (loss) income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net (loss) income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted (Loss) Earnings Per Share – Basic” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted (Loss) Earnings Per Share – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2022	2021	2022	2021
Numerator:
Net (loss) income attributable to Camping World Holdings, Inc.	$(33,220)	$27,248	$136,947	$278,461
Adjustments related to basic calculation:
Loss and expense on debt restructure (a):
Gross adjustment	—	3,023	—	13,468
Income tax expense for above adjustment (b)	—	(394)	—	(1,770)
Long-lived asset impairment (c):
Gross adjustment	726	1,646	4,231	3,044
Income tax expense for above adjustment (b)	—	(24)	(99)	(24)
Lease termination (d):
Gross adjustment	492	126	1,614	2,211
Income tax expense for above adjustment (b)	—	(16)	—	(54)
Loss (gain) on sale or disposal of assets (e):
Gross adjustment	232	(583)	622	(576)
Income tax expense for above adjustment (b)	(31)	(1)	(46)	4
Equity-based compensation (f):
Gross adjustment	6,413	28,867	33,847	47,936
Income tax expense for above adjustment (b)	(730)	(3,631)	(3,810)	(5,812)
Tax Receivable Agreement liability adjustment (g):
Gross adjustment	(114)	(707)	(114)	2,813
Income tax expense for above adjustment (b)	29	180	29	(718)
Restructuring costs (h)
Gross adjustment	1,478	2,262	7,026	25,701
Income tax expense for above adjustment (b)	—	(14)	—	(56)
Income tax expense impact from LLC conversion (i)	28,402	—	28,402	—
Adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments (j)	(12,199)	(17,207)	(31,065)	(44,787)
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – basic	(8,522)	40,775	177,584	319,841

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share amounts)	2022	2021	2022	2021
Adjustments related to diluted calculation:
Reallocation of net (loss) income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (k)	—	654	1,479	—
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (l)	—	(197)	(405)	—
Reallocation of net (loss) income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (k)	—	—	—	408,401
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (l)	—	—	—	(104,543)
Assumed income tax expense of combining C-corporations with full or partial valuation allowances with the income of other consolidated entities after the dilutive redemption of common units in CWGS, LLC (m)	—	—	—	(6,169)
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – diluted	$(8,522)	$41,232	$178,658	$617,530
Denominator:
Weighted-average Class A common shares outstanding – basic	42,287	44,820	42,386	45,009
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (n)	—	—	—	43,438
Dilutive options to purchase Class A common stock (n)	—	127	56	150
Dilutive restricted stock units (n)	—	1,050	412	1,165
Adjusted weighted average Class A common shares outstanding – diluted	42,287	45,997	42,854	89,762

Adjusted (loss) earnings per share - basic	$(0.20)	$0.91	$4.19	$7.11
Adjusted (loss) earnings per share - diluted	$(0.20)	$0.90	$4.17	$6.88

Anti-dilutive amounts (o):
Numerator:
Reallocation of net (loss) income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (k)	$(11,782)	$48,571	$243,670	$—
Income tax on reallocation of net (loss) income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (l)	$(362)	$(14,678)	$(67,150)	$—
Assumed income tax benefit of combining C-corporations with full or partial valuation allowances with the income of other consolidated entities after the anti-dilutive redemption of common units in CWGS, LLC (m)	$5,816	$5,058	$12,280	$—
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (n)	42,045	42,569	42,045	—
Anti-dilutive options to purchase Class A common stock (n)	38	—	—	—
Anti-dilutive restricted stock units (n)	251	—	—	—

Reconciliation of per share amounts:
(Loss) earnings per share of Class A common stock - basic	$(0.79)	$0.61	$3.23	$6.19
Non-GAAP Adjustments (p)	0.59	0.30	0.96	0.92
Adjusted (loss) earnings per share - basic	$(0.20)	$0.91	$4.19	$7.11

(Loss) earnings per share of Class A common stock - diluted	$(0.79)	$0.54	$3.22	$6.07
Non-GAAP Adjustments (p)	0.59	0.30	0.96	0.92
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (q)	—	0.06	—	(0.10)
Dilutive options to purchase Class A common stock and/or restricted stock units (q)	—	—	(0.01)	(0.01)
Adjusted (loss) earnings per share - diluted	$(0.20)	$0.90	$4.17	$6.88

(a)	Represents the loss and expense incurred on debt restructure and financing expenses. For the three months ended December 31, 2021, it comprised of $3.0 million in legal and other expenses related to the existing term loan facility. For the year ended December 31, 2021, it comprised of $0.4 million in extinguishment of the original issue discount, $1.0 million in extinguishment of capitalized finance costs related to the previous term loan facility, and $12.1 million in legal and other expenses related to the existing term loan facility.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments, many of which are related to entities with full valuation allowances for which no tax benefit can be currently recognized. This assumption uses an effective tax rate of between 25.4% and 25.5% for the adjustments for the 2022 and 2021 periods, which represents the estimated tax rate that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment, which includes locations affected by the

2019 Strategic Shift.

(d)	Represents the loss on termination of operating leases, relating primarily to the 2019 Strategic Shift, resulting from the lease termination fees and the derecognition of the operating lease assets and liabilities.
(e)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(f)	Represents non-cash equity-based compensation expense relating to employees, directors, and consultants of the Company.

(g)	Represents an adjustment to eliminate the loss on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate.
(h)	Represents restructuring costs relating to our 2019 Strategic Shift. These restructuring costs include other associated costs. These costs exclude lease termination costs, which are presented separately above (see (d) above).
(i)	For the three months and year ended December 31, 2022, the Company recognized $28.4 million of income tax expense relating to the LLC Conversion. This income tax expense was primarily from the write-off of deferred tax assets.
(j)	Represents the adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments that impact the net (loss) income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 49.9% and 48.7% for the three months ended December 31, 2022 and 2021, respectively, and 49.8% and 49.1% for the year ended December 31, 2022 and 2021, respectively.
(k)	Represents the reallocation of net (loss) income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(l)	Represents the income tax expense effect of the above adjustment for reallocation of net (loss) income attributable to non-controlling interests. This assumption uses an effective tax rate of between 25.4% and 25.5% for the adjustments for 2022 and 2021.
(m)	Typically represents adjustments to reflect the income tax benefit of losses of consolidated C-corporations that under the Company’s equity structure, prior to the LLC Conversion, could not be used against the income of other consolidated subsidiaries of CWGS, LLC. However, for the three months and the year ended December 31, 2021, this adjustment included the reversal of the $0.7 million benefit and $15.2 million benefit, respectively, from changes in the valuation allowance for Camping World, Inc. Subsequent to the redemption of all common units in CWGS, LLC and prior to the LLC Conversion, the Company believes certain actions could be taken such that the C-corporations’ losses could offset income of other consolidated subsidiaries. The adjustment reflects the income tax benefit assuming effective tax rate of between 25.4% and 25.5% during the 2022 and 2021 periods for the losses experienced by the consolidated C-corporations for which valuation allowances have been recorded. No assumed release of valuation allowance established for previous periods were included in these amounts. The $0.7 million and $15.2 million releases of valuation allowance during the three months and the year ended December 31, 2021, respectively, were considered to be reversed and excluded from adjusted net income attributable to Camping World Holdings, Inc. – diluted for purposes of this calculation. Beginning in 2023, these C-corporation losses will offset income of other consolidated subsidiaries as a result of LLC Conversion at or around December 31, 2022.
(n)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(o)	The below amounts have not been considered in our adjusted (loss) earnings per share – diluted amounts as the effect of these items are anti-dilutive.
(p)	Represents the per share impact of the Non-GAAP adjustments to net (loss) income detailed above (see (a) through (i) above).
(q)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP (loss) earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted (loss) earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our (loss) earnings per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (o) above).

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com